UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 14, 2007
PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
Employment Contracts and Termination of Employment and Change of Control Arrangements
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPANY STOCK PRICE PERFORMANCE
Appendix A

PRELIMINARY COPY
SUBJECT TO COMPLETION
DATED JANUARY 23, 2007

PHOENIX TECHNOLOGIES LTD.
915 Murphy Ranch Road
Milpitas, California 95035
(408) 570-1000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 14, 2007

Notice is hereby given that the Annual Meeting of Stockholders of Phoenix Technologies Ltd. (“the “Company” or “Phoenix”) will be held at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California, 95035, on February 14, 2007 at 10:00 AM, Pacific Standard Time, to consider and act upon the following matters:

1.	To elect two Class 2 Directors to the Board of Directors of the Company;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on January 10, 2007 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s offices for a period of ten days before the Annual Meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you plan to attend, please sign and return the enclosed BLUE proxy card as promptly as possible in the envelope provided. You may revoke your BLUE proxy card at any time prior to the Annual Meeting. If you attend and vote at the Annual Meeting, your BLUE proxy card will be automatically revoked and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

/s/  Scott C. Taylor
Scott C. Taylor
Secretary

January 25, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING BLUE PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED BLUE VOTING INSTRUCTION CARD.

THE COMPANY’S BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY WHITE PROXY CARD YOU MAY RECEIVE FROM THE OPPOSING GROUP THAT IS SOLICITING PROXIES.

PROXY STATEMENT

PHOENIX TECHNOLOGIES LTD.
915 Murphy Ranch Road
Milpitas, California 95035

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 14, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Phoenix Technologies Ltd. (the “Company” or “Phoenix”) of proxies for use at the Annual Meeting of Stockholders of the Company to be held on February 14, 2007 (the “Meeting”) at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California, commencing at 10:00 AM, Pacific Standard Time, and at any adjournments thereof. All BLUE proxy cards are solicited for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. The date of this Proxy Statement is January 25, 2007, the approximate date on which this Proxy Statement and the accompanying BLUE proxy card were first sent or given to stockholders.

We do not expect any matters not listed in the Proxy Statement to come before the Meeting. If any other matter is presented, your signed BLUE proxy card gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, which would include matters that the proxy holders did not know were to be presented at the Meeting by December 28, 2006.

General Information

Certain Financial Information.  The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 is enclosed with this Proxy Statement.

Voting Securities.  Only stockholders of record as of the close of business on January 10, 2007 (the “Record Date”) will be entitled to vote at the Meeting and any adjournments thereof. As of the Record Date, there were 25,574,579 shares of the Common Stock of the Company issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote on the proposals presented in this Proxy Statement and one vote for each director to be elected for each share of Common Stock held. There is no cumulative voting in connection with the election of directors.

Color of the Proxy Card.  BLUE proxy cards and voting instruction cards are being solicited on behalf of the Company’s Board of Directors in favor of (i) the proposal to re-elect David S. Dury and Taher Elgamal as members of the Company’s Board of Directors and (ii) the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year. The Company’s Board of Directors urges stockholders to sign, date and return each BLUE proxy card or voting instruction card promptly.

An opposing group has indicated its intention to solicit proxies in opposition to the Board’s nominees using a white proxy card. The Company’s Board of Directors urges stockholders to discard any white proxy or voting instruction cards they may receive from the opposing group.

Quorum.  The required quorum for transacting business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST”, “ABSTAIN” or “WITHHOLD” on a matter are treated as being present at the Meeting for purposes of establishing a quorum.

Abstentions.  Under the Company’s bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business and (ii) the total number of votes cast with respect to a proposal (other than the election of directors). Accordingly, abstentions with respect to Proposal 2 will have the same effect as a vote against the proposal.

Broker Non-Votes.  In a contested election of directors, brokers who hold shares on behalf of customers are prohibited from voting or granting a proxy with respect to such shares without explicit instructions from their customers. Such un-voted shares are commonly referred to as “broker non-votes.” Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for transacting business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the votes cast (such as Proposal 2) and will have no effect on the election of directors.

Solicitation of Proxies.  In addition to soliciting stockholders by mail, certain of the Company’s directors and officers may solicit proxies personally, by telephone, telegram, email, facsimile, webcasts or postings to the Company’s corporate website. Appendix A to this Proxy Statement sets forth information relating to the directors and those officers who are participants in the solicitation of proxies on the Company’s behalf. None of these individuals will receive special compensation for their assistance in soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with this solicitation. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting material to persons for whom they hold shares of Common Stock of the Company and to request authority for the exercise of proxies; in such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

The Company has also retained Morrow & Co., Inc. to assist in obtaining proxies for the Meeting from brokers, custodians, nominees and institutional investors. The fee for such services is anticipated to be approximately $70,000, including estimated out-of-pocket expenses. Morrow will employ approximately 30 people in connection with its solicitation.

As a result of the potential solicitation of proxies by Starboard Value and Opportunity Master Fund Ltd. in connection with its nomination of a competing slate of directors, as described in “Proposal No. 1 — Election of Directors — Nominating and Corporate Governance Committee,” the Company’s expenses related to this solicitation of proxies will exceed those normally spent for an annual meeting. Such additional costs (exclusive of litigation costs, if any) are expected to aggregate up to approximately $275,000, of which approximately $25,000 has been spent to date. The additional costs do not include the costs represented by the regular salaries and wages of our employees and officers. The Company will pay all costs of this solicitation.

Voting of Proxies.  All shares represented by a valid BLUE proxy card received prior to the Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the BLUE proxy card, the shares will be voted FOR all nominees, FOR all other proposals described herein, and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Meeting and voting in person.

If you plan to vote in person at the Meeting, please bring proof of identification. Even if you currently plan to attend the Meeting, we recommend that you submit your BLUE proxy card as described above so that your vote will be counted if you later decide not to attend the Meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the shares, and these proxy materials, together with a BLUE voting instruction card, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Meeting.

Since a beneficial owner is not the stockholder of record, if you wish to vote these shares in person at the Meeting you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting. If you wish to attend the Meeting, but not vote at the Meeting, please bring a copy of a brokerage statement showing your share ownership as of January 10, 2007.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one BLUE proxy card or voting instruction card. Please follow the instructions on each BLUE proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each BLUE proxy card exactly as your name or names appear on the BLUE proxy card. For joint accounts, each owner should sign the BLUE proxy card. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title on the BLUE proxy card.

Additional Information and Questions.  If you have any questions about the Meeting or how to vote your shares, please contact:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902

Please call toll-free: (800) 662-5200 (from the U.S. and Canada)
Banks and Brokers, please call collect: (203) 658-9400

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s nominees for election at the Meeting to Class 2 of the Board are David S. Dury and Taher Elgamal (the “Nominees”). Mr. Dury and Dr. Elgamal are presently Class 2 Directors of the Company. Anthony Sun, currently a Class 2 Director of the Company, has decided not to stand for reelection to the Board. Pursuant to a resolution adopted by the Board at a meeting held on December 19, 2006, the Board reduced the number of authorized directors of the Company from seven to six and the number of Class 2 Directors from three to two, effective immediately prior to the commencement of the Meeting.

The Company expects each Nominee to be available to serve as a director. If, however, a Nominee is unable or declines to serve for any reason, proxies may be voted for such substitute nominee as the Board may designate. Proxies may not be voted for more than one substitute nominee.

The Company’s Certificate of Incorporation and Bylaws provide for a classified Board currently consisting of two Class 1 Directors (currently Woodson Hobbs and Anthony P. Morris), three Class 2 Directors (currently Mr. Dury, Dr. Elgamal and Mr. Sun) and two Class 3 Directors (currently Dale L. Fuller and Richard A. Noling). The Class 1, 2 and 3 Directors serve staggered three-year terms. The Class 2 Directors to be elected at the Meeting will be elected to hold office until the 2010 Annual Meeting of Stockholders and until their successors have been elected and qualified.

Nominees and Other Directors.  The name, age, principal occupations during the past five years and tenure as director are set forth below for each of the Nominees and for each director of the Company. The Nominees are currently serving as directors of the Company.

Name	Age	Director Since	Position and Current Offices with the Company

Nominees
David S. Dury	58	2002	Director; Chairman
Taher Elgamal	51	2000	Director
Other Directors
Dale L. Fuller	48	2006	Director
Woodson Hobbs	59	2006	Director; President and Chief Executive Officer
Anthony P. Morris	60	1993	Director; Lead Independent Director
Richard M. Noling	58	2005	Director
Anthonv Sun	54	1998	Director

Mr. Dury was appointed to the Board in October 2002 and was appointed as Chairman of the Board in September 2006. He is a co-founder and co-owner of Mentor Capital Group, LLC, which provides venture capital and services to start-up companies. Prior to founding Mentor Capital Group in 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer of Aspect Development, Inc., a supplier of client/server software and reference data products, from 1996 to 2000. From 1992 to 1996, Mr. Dury was Senior Vice President and Chief Financial Officer at NetFrame Systems, Inc. From 1989 to 1992, Mr. Dury was Executive Vice President, Chief Operating Officer and Chief Financial Officer at Boole & Babbage, Inc., and from 1983 to 1989 Mr. Dury served as President, Chief Operating Officer and Chief Financial Officer of Priam Corporation. Mr. Dury also serves on the board of directors of Intevac, Inc.

Dr. Elgamal was appointed to the Board in January 2000. He is currently the Chief Technology Officer at Tumbleweed Communications Corporation, a provider of internet security solutions. From 2005 to 2006, he was the Chairman and Chief Executive Officer of Ektasis, Inc., an internet software provider. From 1998 to 2005, Dr. Elgamal served as served as Co-Chairman of the board of directors and Chief Technology Officer of Security, Inc., a network security management software provider Dr. Elgamal founded in 1998. Prior to founding Security, Dr. Elgamal held the position of Chief Scientist of Netscape Communications Corp. from 1995 to 1998, where he pioneered Internet security technologies. From 1993 to 1995, Dr. Elgamal was Vice President of Advanced Technologies at UKI Electric. From 1991 to 1993, he was the Director of Engineering at RSA Security, Inc. where he produced the RSA cryptographic toolkits. Dr. Elgamal also serves on the boards of directors of hi/fn, Inc. and Tumbleweed Communications Corporation.

Mr. Fuller was appointed to the Board in November 2006. He currently serves as the Interim President and Chief Executive Officer of McAfee Inc., a security technology company. He joined the McAfee Inc. Board in January 2006 and became Interim President and Chief Executive Officer in October 2006. Prior to joining McAfee, Mr. Fuller served as Chief Executive Officer of Borland Software Corporation, a software development company, from 1999 until 2005. Prior to joining Borland, Mr. Fuller served as Chief Executive Officer of Who Where? Inc., as General Manager and Vice President of Apple Computer’s Powerbook division, and as Vice President and General Manager of NEC Corporation’s portable computer division.

Mr. Hobbs joined the Company as President and Chief Executive Officer and as a member of the Board of Directors of the Company in September 2006. Prior to joining the Company, Mr. Hobbs served as President, Chief Executive Officer and a member of the board of directors of Intellisync Corporation, a provider of platform-independent wireless messaging and mobile software, from 2002 to 2006. Between 1995 and 2002, Mr. Hobbs was a consulting executive for the venture capital community and a strategic systems consultant to large corporations. During this timeframe, he held the position of Interim Chief Executive Officer for various periods at the following companies: FaceTime Communications, a provider of instant messaging network-independent business solutions; Tradenable, Inc., an online escrow service company; BigBook, Inc., a provider in the online yellow pages industry; and I/PRO Corporation, a provider of quantitative measurement of Web site usage. From 1993 to 1994, Mr. Hobbs served as Chief Executive Officer of Tesseract Corporation, a human resources outsourcing and software company. Mr. Hobbs spent the early part of his career with Charles Schwab Corporation, a securities brokerage and financial service company, as its Chief Information Officer, and with Service Bureau, a division of IBM, as one of the developers and as the Director of Operations of Online Focus, an online credit union system.

Mr. Morris was appointed to the Board in 1993, and was appointed Lead Independent Director in August 2005. Mr. Morris is a principal with Morris & Associates, a strategy consulting firm he founded in 1988. Mr. Morris is also a principal in Morris Ventures LLC, a venture capital firm investing in information technology companies, and is a director of several privately held companies.

Mr. Noling was appointed to the Board in September 2005. From 2003 to September 2005, Mr. Noling served as the Chief Executive Officer of ThinGap Motor Technologies, a manufacturer of brush and brushless motors utilized in the factory automation, defense, automotive and medical device industry. He served as President, Chief Executive Officer and Chief Financial Officer of Insignia Solutions Inc., a provider of cross-platform compatibility enterprise solutions, from 1997 to 2003. He also served as a member of the board of directors of Insignia Solutions Inc. until August of 2006 and was interim Chief Executive Officer at Forest Home Ministries, a charitable institution, from November 2005 to October 2006.

Mr. Sun was appointed to the Board in 1998. Mr. Sun has been a General Partner of Venrock Associates, a venture capital firm, since 1980 and a Managing General Partner since 1997. Previously, Mr. Sun was employed by Hewlett Packard, TRW, Inc. and Caere Corporation. Mr. Sun also serves as a director of Cognex Corporation.

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rules 4200 and 4350, the Board has determined that each member of the Board other than Mr. Hobbs and Mr. Dury meets the standards of independence established by the NASDAQ. Mr. Hobbs is not independent because he is employed by the Company. Mr. Dury is not independent because his wife served as a consultant to the Company until June 2006 and in such capacity received remuneration in excess of the limits permitted by the NASDAQ rules governing director independence. In the twelve months ending June 30, 2006, Ms. Dury received a total of $67,725 for her service to the Company, and, over the length of her consulting engagement, Ms. Dury received a total of $162,225 in compensation from the Company.

Meetings and Committees of the Board

During the fiscal year ended September 30, 2006 (the “Last Fiscal Year”), the Board held a total of 13 regularly scheduled meetings, no special meetings, and took additional actions by written consent. During the Last Fiscal Year, each Board member, other than Mr. Sun, attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served during the Last Fiscal Year.

The Company encourages attendance of Board members at all annual meetings. None of the Board members, other than Albert E. Sisto, the Company’s former Chairman of the Board, President and Chief Executive Officer, attended the annual meeting which took place in the prior calendar year.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The members of the Audit Committee are Messrs. Fuller, Morris, and Noling. Dr. Elgamal was a member of the Audit Committee during the Last Fiscal Year. On November 1, 2006, the Board unanimously approved the appointment of Mr. Fuller to replace Dr. Elgamal as a member of the Audit Committee.

Each member of the Audit Committee is “independent” as such term is defined in the NASDAQ Rules and Rule 10A-3 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. Mr. Noling serves as the Chairman of the Audit Committee. The Board has determined that Mr. Noling qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. During the Last Fiscal Year, the Audit Committee met 13 times, and took additional actions by written consent. The responsibilities of the Audit Committee include:

•	overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements;

•	monitoring the integrity of the Company’s financial statements;

•	evaluating the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	monitoring and reviewing the performance of the Company’s internal audit function.

A copy of the Audit Committee Charter was previously attached as Appendix B to the Company’s Proxy Statement dated February 17, 2004 and mailed to stockholders of record in connection with the Company’s

2004 Annual Meeting of Stockholders. The Audit Committee Charter was subsequently modified, via unanimous written consent of the Board dated November 18, 2005, and is available for viewing at http://www.phoenix.com/en/About+Phoenix/Investors/Corporate+Governance/default.htm.

Compensation Committee

The members of the Compensation Committee are Dr. Elgamal, Mr. Morris and, until the date of the Meeting, Mr. Sun. Mr. Dury’s tenure as a member of the Compensation Committee expired on March 6, 2006, the date of the annual meeting of stockholders for the fiscal year ended September 30, 2005. Mr. Morris serves as the Chairman of the Compensation Committee. Each member of the Compensation Committee is “independent” as such term is defined in the NASDAQ Rules. During the Last Fiscal Year, the Compensation Committee met five times, and took additional actions by written consent. The responsibilities of the Compensation Committee include:

•	establishing and reviewing the Company’s general compensation policies applicable to the Company’s Chief Executive Officer and other executive officers;

•	reviewing and approving the level of compensation, including salaries, fees, benefits, executive incentive plans and perquisites, of the Company’s Chief Executive Officer and other executive officers;

•	establishing and reviewing on an annual basis, the terms and conditions of employment of the Company’s Chief Executive Officer and other executive officers, including, without limitation, executive perquisites and change of control benefits;

•	administering the Company’s stock-based incentive compensation plans; and

•	reviewing and advising the Board concerning the performance of the Company’s Chief Executive Officer and other executive officers.

For a complete listing of the Compensation Committee’s responsibilities, please refer to the Compensation Committee Charter attached as Appendix B to the Company’s Proxy Statement dated January 27, 2006 and mailed to stockholders of record in connection with the Company’s 2006 Annual Meeting of Stockholders.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Dr. Elgamal and Messrs. Dury and Noling. Dr. Elgamal and Mr. Noling are “independent” as such term is defined in the NASDAQ Rules. Although Mr. Dury does not qualify as “independent” under the NASDAQ rules (see “Board Independence” above), the Board has determined that the appointment of Mr. Dury to the Nominating and Corporate Governance Committee is required in the best interests of the Company and its stockholders because of his experience and extensive knowledge regarding the Company’s business, strategy and mission, and his ability to evaluate the extent to which a candidate’s background is relevant to the Company’s needs.

The Nominating and Corporate Governance Committee, which was formerly called the Nominating Committee, operates pursuant to a charter approved and adopted by the Board on May 9, 2006. A copy of the Nominating Committee charter was attached as Appendix A to the Company’s Proxy Statement dated February 17, 2004 and mailed to stockholders of record in connection with the Company’s 2004 Annual Meeting of Stockholders. Pursuant to a meeting held on May 9, 2006, the Board unanimously approved expanding the responsibilities of the Nominating Committee to include governance oversight. The updated Nominating and Corporate Governance Committee charter is available for viewing, at http://www.phoenix.com/en/About+Phoenix/Investors/Corporate+Governance. During the Last Fiscal Year, the Nominating and Corporate Governance Committee met three times.

The purpose of the Nominating and Governance Committee is to establish general qualification guidelines applicable to nominees for election to the Board and to ensure that the Board is appropriately constituted to meet its fiduciary obligations to the Company and its stockholders. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, including nominees suggested by stockholders, and recommends nominees for appointment or election to the Board. The Nominating and Corporate Governance Committee does not use specific minimum requirements, but considers several factors to determine whether a director candidate is qualified. These factors include, but are not limited to: (i) the extent of a candidate’s prior experience dealing with financial and auditing issues of a publicly traded company; (ii) the existence of significant training and experience at the policy-making level in areas of business, government, education and/or technology; (iii) specific past concentration in the areas of strategic planning, finance, business law, and management; and (iv) the extent to which the candidate’s background is relevant to the Company’s mission, strategy and needs. To date, the Company has not paid any fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Additionally, the Nominating and Corporate Governance Committee is responsible for the creation and monitoring of the corporate governance practices of the Company. Specifically, the Nominating and Corporate Governance Committee’s responsibilities include:

•	overseeing the Company’s processes for providing information to the Board;

•	assessing the reporting channels through which the Board receives information and the quality and timeliness of information received to ensure that the Board obtains appropriately detailed information in a timely fashion;

•	establishing procedures for stockholders to communicate with the Board and individual directors;

•	reviewing annually the Company’s corporate governance practices and code of ethics and recommending to the Board any amendments deemed necessary or appropriate; and

•	overseeing an annual performance evaluation of the Board and management and reporting the results of such evaluations to the Board.

The Nominating and Corporate Governance Committee seeks to have on the Board at least one financial expert as defined in Item 401(h) of Regulation S-K promulgated by the SEC and believes that the majority of the Board must be composed of independent directors as defined in NASDAQ Rule 4200.

The Nominating and Corporate Governance Committee will consider candidates for director from any source, including director candidates recommended by stockholders. No formal procedures exist for the handling of director candidates recommended by stockholders; however, all candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee in the same way and by using the same criteria and general guidelines used for all other candidates. Stockholders may submit director recommendations in writing to the Nominating and Corporate Governance Committee, c/o the Company’s Chief Executive Officer at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035.

The Nominating and Corporate Governance Committee did not receive prior to September 29, 2006 any recommendations for director candidates from any non-management stockholder or group of stockholders that beneficially owns more than 5% of the Company’s voting stock. Each Nominee included on the BLUE proxy card is an executive officer and/or director standing for re-election.

On December 19, 2006, in connection with the decision by Anthony Sun to not run for election to the Board at the Meeting, the Board resolved to reduce the number of Class 2 Directors from three to two effective immediately prior to the commencement of the Meeting. As a result, only two Class 2 Directors will be elected at the Meeting. Also on December 19, 2006, the Board resolved to nominate Messrs. Dury and Elgamal as its nominees for election as Class 2 Directors at the Meeting. Subsequently, in a letter dated December 27, 2006, Starboard Value and Opportunity Master Fund Ltd. (“Starboard”) notified the Company of its intent to nominate John Mutch, Philip Moyer and Jeffrey C. Smith as nominees for election as Class 2 Directors at the Meeting. On January 3, 2007, Starboard filed a copy of the letter as an exhibit to a Schedule 13D/A filed by Starboard and certain other parties (collectively, the “Reporting Persons”) with the SEC. In the Schedule 13D/A, the Reporting Persons disclosed that they had agreed to form a group for the purpose of soliciting proxies or written consents for the election of the persons nominated by Starboard to the Board at the Meeting and stated that Ramius Capital Group, L.L.C., one of the Reporting Persons, continued to be interested in acquiring the Company. On January 12, 2007, the Board considered the nominees proposed by Starboard, and resolved to continue to recommend Mr. Dury and Dr. Elgamal for election as Class 2 directors at the 2007 Annual Meeting.

On January 16, 2006, the Reporting Persons filed a preliminary proxy statement with the Commission relating to the solicitation of proxies for the election of John Mutch and Philip Moyer as Class 2 Directors at the Meeting. On that same date, Admiral Advisors, LLC, one of the Reporting Persons, sent the Company a letter offering to acquire the Company for $5.25 per share, in cash.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Any stockholder may communicate with either the Board as a whole, or with any individual director by sending a written communication c/o the Company’s Lead Independent Director at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035. All communications sent to the Company’s Lead Independent Director will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed, without review by management.

Compensation of Directors

Members of the Board who are not employees of the Company (“Outside Directors”) are entitled to receive an annual retainer of $20,000, a fee of $1,500 for each meeting of the Board they attend in person and a fee of $1,000 for each telephonic meeting of the Board that they attend. In addition, members of each Board committee, other than the Audit Committee, are entitled to receive a fee of $1,000 for each committee meeting they attend in person and a fee of $500 for each telephonic committee meeting that they attend. Members of the Audit Committee are entitled to receive a fee of $1,500 for each Audit Committee meeting they attend in person and a fee of $1,000 for each telephonic Audit Committee meeting they attend. Additionally, the Chairman of each committee, other than the Audit Committee, is entitled to receive an annual retainer of $3,000. The Audit Committee Chairman is entitled to receive an annual retainer of $7,500. The Chairman of the Board and Lead Independent Director are each entitled to receive an annual retainer of $7,500. Outside Directors who reside outside of the local area are also entitled to receive reimbursement of travel expenses.

In addition, during the Last Fiscal Year, the Board approved the following additional compensation to certain directors: (a) $28,000 was paid to Mr. Dury for responsibilities he performed as the Board’s liaison to the Company’s interim operating committee of senior management (established by the Board on July 25, 2006 to manage the Company’s operations after Mr. Sisto’s employment with the Company ended in May of 2006); (b) $9,000 was paid to Dr. Elgamal and $4,500 was paid to Mr. Morris for service on an ad-hoc Board Committee on product readiness; and (c) $12,000 was paid to Mr. Dury and $9,000 was paid to Mr. Morris for services rendered as part of the Strategic Alternatives Committee established by the Board on July 25, 2006.

Outside Directors have received options to purchase Common Stock pursuant to the Company’s 1992, 1994, 1996, 1997, 1998 and 1999 equity incentive plans and the 1995 Award Software International Inc. Stock Option Plan. Outside Directors currently receive options under the 1999 Stock Plan and the 1999 Director Option Plan. Under the 1999 Director Option Plan, Outside Directors receive an initial grant of 40,000 shares upon their initial appointment to the Board and subsequent annual grants of 15,000 shares. Board member options vest and become exercisable for 100% of the shares on the date of grant and have a term of ten years. During the Last Fiscal Year, the Company granted annual stock options for 15,000 shares to each of Dr. Elgamal and Messrs. Dury, Morris, Sun and Noling and for 40,000 shares to Mr. Fuller, in each case having an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. In addition, the Board approved a non-qualified stock option grant to Mr. Dury for 10,000 shares, having an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, as consideration for his services as the Board’s liaison to the Company’s interim operating committee of senior management.

Required Vote

If a quorum is present, directors shall be elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Meeting.

The Board of Directors Recommends a Vote FOR
the Election of Dr. Elgamal and Mr. Dury

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP to continue to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007. The Company is asking stockholders to ratify this appointment. If ratification by the stockholders of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not obtained, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders.

Required Vote

If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and voting on the matter is required for approval of Proposal No. 2.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2007

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 10, 2007, with respect to the Common Stock owned beneficially by (i) any person who is known to the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) each director and Nominee of the Company, (iii) the Chief Executive Officer and each executive officer included in the Summary Compensation Table on page 12 (collectively, the “Named Executive Officers”), (iv) Richard Arnold and Gaurav Banga, two of the Company’s recently appointed executive officers who are not Named Executive Officers, and (v) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the table, the address of each person listed in the table is c/o Phoenix Technologies Ltd., 915 Murphy Ranch Road, Milpitas, California 95035. Except as otherwise indicated in the footnotes to the table, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Amount and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership	Stock Outstanding(l)

The Starboard Group(2)
666 Third Avenue
26th Floor
New York, NY 10017	3,502,941	13.7%
Austin W. Marxe & David M. Greenhouse(3)
527 Madison Avenue, Suite 2600
New York, New York 10022	3,227,776	12.6%
Woodson Hobbs(4)	1,000,000	3.8%
Albert E. Sisto(5)	797,282	3.0%
David L. Gibbs(6)	394,577	1.5%
Scott C. Taylor(7)	148,608	*
Ira Scharfglass(8)	36,314	*
Kort van Bronkhorst(9)	938	*
Curtis Francis	—	*
Ramesh Kesanupalli	—	*
Anthony Morris(10)	148,000	*
Taher Elgamal(11)	130,000	*
David Dury(12)	110,000	*
Richard Noling(13)	55,000	*
Dale Fuller(14)	40,000	*
Anthony Sun(15)	208,600	*
Richard Arnold	—	*
Gaurav Banga	25,000	*
All current directors and executive officers as a group(16)	2,259,785	8.2%

*	Ownership is less than 1%

(1)	Based on 25,574,579 shares of Common Stock outstanding on January 10, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options that are exercisable within 60 days of January 10, 2007 are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on information contained in a Schedule 13D/A filed on January 3, 2007 with the SEC by Starboard Value and Opportunity Master Fund Ltd. (“Starboard”) and the other reporting persons named therein, and includes all shares beneficially held by the group formed by such reporting persons (the “Starboard Group”). According to the Schedule 13D/A, as of December 29, 2006, (i) Starboard had beneficial ownership and voting and dispositive control of 2,774,471 shares of the Company’s Common Stock, (ii) Parche, LLC (“Parche”) had beneficial ownership and voting and dispositive control of 528,470 shares of Common Stock, and (iii) (A) Admiral Advisors, LLC (“Admiral Advisors”), as the investment manager of Starboard and the managing member of Parche, (B) Ramius Capital Group, L.L.C. (“Ramius”), as the sole member of Admiral

Advisors, and (C) C4S & Co., L.L.C. (“C4S”), as the managing member of Ramius, may each be deemed to have beneficial ownership and voting and dispositive control over the shares of Common Stock held by Starboard and Parche. In addition, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss, as the managing members of C4S, may each be deemed to have beneficial ownership and share voting and dispositive control of the shares of Common Stock held by Starboard and Parche. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares. The persons and entities listed above have agreed to form a group with Mr. John Mutch, who beneficially owns and controls 200,000 shares of Common Stock, and certain other persons, for the purpose of soliciting proxies or written consents for the election of the persons nominated by Starboard to our Board at the Meeting.

(3)	Based on information contained in a Form 4 filed on September 14, 2006 with the SEC by Austin W. Marxe and David M. Greenhouse. According to the Form 4, Messrs. Marxe and Greenhouse share voting and investment control over the Common Stock owned by Special Situations Fund III QP, L.P., Special Situations Cayman Fund, L.P., Special Situations Technology Fund, L.P. and Special Situations Technology II, L.P., respectively. The interest of Messrs. Marxe and Greenhouse in these shares of Common Stock are limited to the extent of each of their pecuniary interest. Based on a Form 4 filed on January 22, 2007 with the SEC, as of January 18, 2007 Messrs. Marxe and Greenhouse had acquired beneficial ownership of an additional 125,845 shares, for total beneficial holdings of 3,353,621 shares.

(4)	Includes 900,000 shares as to which Mr. Hobbs has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(5)	Includes 754,782 shares as to which Mr. Sisto has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(6)	Includes (i) 69,230 shares owned by Mr. Gibbs in his personal capacity, (ii) 4,000 shares owned by the Gibbs Trust and held jointly by David and Afina Gibbs, and (iii) 321,347 shares as to which Mr. Gibbs has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(7)	Includes 57,156 shares as to which Mr. Taylor has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(8)	Consists of 36,314 shares as to which Mr. Scharfglass has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(9)	Consists of 938 shares as to which Mr. Bronkhorst has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(10)	Consists of (i) 17,000 shares owned by Mr. Morris, (ii) 5,000 shares held in a custodial account by his spouse for his minor daughters, and (iii) 126,000 shares as to which Mr. Morris could acquire beneficial ownership at or within 60 days after January 10, 2007.

(11)	Consists of 130,000 shares as to which Dr. Elgamal has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(12)	Consists of 110,000 shares as to which Mr. Dury has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(13)	Consists of 55,000 shares as to which Mr. Noling has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(14)	Consists of 40,000 shares as to which Mr. Fuller has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(15)	Includes 175,625 shares as to which Mr. Sun has the right to acquire beneficial ownership within 60 days of January 10, 2007.

(16)	Includes (i) 344,657 shares and (ii) 1,915,128 shares underlying options exercisable within 60 days of January 10, 2007, held by the Company’s current directors and executive officers. The holdings of Drs. Elgamal and Banga and Messrs. Hobbs, Gibbs, Taylor,Morris, Dury, Noling, Fuller, Sun and Arnold are included in the calculation. The holdings of Messrs. Sisto, Scharfglass, van Bronkhorst, Francis and Kesanupalli are excluded from the calculation.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of (i) the Chief Executive Officer of the Company and any individuals who served as the Chief Executive Officer of the Company during the Last Fiscal Year, (ii) the four other most highly compensated executive officers of the Company (based on salary plus bonus for the Last Fiscal Year) who were serving as such at the end of the Last Fiscal Year, and (iii) two additional executive officers of the Company who would have been included in the disclosure for subsection (ii) above, but for the fact that such individuals were no longer serving as executive officers of the Company as of the end of the Last Fiscal Year (together, the “Named Executive Officers”).

Summary Compensation Table

							Long Term Compensation
	Annual Compensation						Restricted
						Other Annual	Stock		Securities	All Other
Name and						Compensation ($)	Awards		Underlying	Compensation
Principal Position	Fiscal	Salary ($)		Bonus ($)		(1)	($)(2)		Options (#)	($)

Woodson Hobbs	2006	30,423		157,500	(4)	—	445,000	(5)	900,000	—
President and Chief	2005	—		—		—	—		—	—
Executive Officer(3)	2004	—		—		—	—		—	—
Albert E. Sisto	2006	309,237	(7)	49,920		—	—		75,000	133,333	(8)
Former Chairman,	2005	400,000		193,984		—	—		155,248	—
President and Chief	2004	400,000		80,000		—	—		50,000	—
Executive Officer(6)
David L. Gibbs	2006	270,000		68,340		—	281,600	(9)	10,000	4,950	(10)
Sr. Vice President &	2005	260,000		89,763		—	—		151,128	—
General Manager,	2004	300,135	(11)	48,750		—	—		21,000	—
Worldwide Field
Operations
Scott C. Taylor	2006	250,000		30,709		—	256,000	(12)	40,000	3,000	(10)
Chief Administrative	2005	201,500		32,679		—	—		—	3,000	(10)
Officer, Sr. Vice	2004	191,833		13,922		—	—		35,000	3,000	(10)
President, General
Counsel and
Secretary
Ira Scharfglass	2006	287,951	(14)	15,581		—	153,600	(16)	27,000	3,000	(10)
Former Sr. Vice	2005	269,093	(15)	24,433		—	—		35,000	3,000	(10)
President & General	2004	231,825		15,098		—	—		18,000	3,000	(10)
Manager, Worldwide
Engineering
Operations(13)
Kort Van Bronkhorst	2006	113,667		23,100		—	102,400	(18)	115,000	—
Former Sr. Vice	2005	—		—		—	—		—	—
President Corporate	2004	—		—		—	—		—	—
Marketing(17)
Curtis Francis	2006	214,156		8,840		—	—		10,000	78,833	(20)
Former Sr. Vice	2005	260,000		89,958		—	—		50,356	3,000	(10)
President Corporate	2004	260,000		39,000		—	—		21,000	3,000	(10)
Strategy and
Development(l9)
Ramesh Kesanupalli	2006	226,521		22,250		—	—		10,000	84,000	(22)
Former Sr. Vice	2005	238,167		41,444		—	—		172,000	3,648	(10)
President and General	2004	52,273		—		—	—		—	—
Manager, Worldwide
Product Operations(21)

(1)	While the Named Executive Officers enjoyed certain perquisites during fiscal 2004, 2005 and 2006, these did not exceed the lesser of $50,000 or 10% of each officers’ salary and bonus.

(2)	No dividends are payable with respect to the restricted stock, and no shares will vest in less than three years from the grant date (50% of each grant will vest after two years with 12.5% of the restricted shares vesting each six months thereafter). Vesting accelerates if the employment of the executive is terminated in connection with a change of control.

(3)	Mr. Hobbs commenced employment as the Company’s President and Chief Executive Officer on September 6, 2006.

(4)	Represents an advance payment of Mr. Hobbs’ fiscal 2007 performance bonus, which was paid to Mr. Hobbs upon commencement of his employment with the Company in accordance with the terms of the Offer Letter dated October 6, 2006.

(5)	Mr. Hobbs was awarded 100,000 shares of restricted stock on September 27, 2006. The closing price of the Company’s Common Stock on that date was $4.45. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $4.30, which equates to a market value (assuming such shares were unrestricted) of $430,000.

(6)	Mr. Sisto’s employment with the Company terminated on May 26, 2006.

(7)	Includes $10,000 received by Mr. Sisto pursuant a post-resignation consulting arrangement with the Company.

(8)	Consists of severance payments made by the Company in connection with the termination of employment as set forth in the applicable severance and change in control agreement.

(9)	Mr. Gibbs was awarded 55,000 shares of restricted stock on July 25, 2006. The closing price of the Company’s stock on that date was $5.12. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $4.30, which equates to a market value (assuming such shares were unrestricted) of $236,500.

(10)	Includes sums contributed by the Company to the named individual’s 401(k) account.

(11)	Includes $40,135 paid to Mr. Gibbs as commissions.

(12)	Mr. Taylor was awarded 50,000 shares of restricted stock on July 25, 2006. The closing price of the Company’s Common Stock on that date was $5.12. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $4.30, which equates to a market value (assuming such shares were unrestricted) of $215,000.

(13)	Mr. Scharfglass’s employment with the Company terminated on December 1, 2006.

(14)	Includes $34,784 paid to Mr. Scharfglass as commissions.

(15)	Includes $30,321 paid to Mr. Scharfglass as commissions.

(16)	Mr. Scharfglass was awarded 30,000 shares of restricted stock on July 25, 2006. The closing price of the Company’s Common Stock on that date was $5.12. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $4.30, which equates to a market value (assuming such shares were unrestricted) of $129,000.

(17)	Mr. Bronkhorst’s employment with the Company terminated on October 20, 2006.

(18)	Mr. Bronkhorst was awarded 20,000 shares of restricted stock on July 25, 2006. The closing price of the Company’s stock on that date was $5.12. The closing price of the Company’s Common Stock as of the last trading day of fiscal 2006 was $4.30, which equates to a market value (assuming such shares were unrestricted) of $86,000.

(19)	Mr. Francis’s employment with the Company terminated on June 22, 2006.

(20)	Consists of $75,833 of severance payments made by the Company in connection with the termination of employment as set forth in Mr. Francis’s severance agreement and $3,000 contributed by the Company to Mr. Francis’s 401(k) account.

(21)	Mr. Kesanupalli’s employment with the Company terminated on June 22, 2006.

(22)	Consists of $80,208 of severance payments made by the Company in connection with the termination of employment as set forth in Mr. Kesanupalli’s severance agreement, $3,000 contributed by the Company to Mr. Kesanupalli’s 401(k) account, and $792, representing the fair market value of Mr. Kesanupalli’s laptop computer which was provided to him upon termination of his employment.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information regarding the stock options granted to each of the Named Executive Officers under the Company’s stock option plans during the Last Fiscal Year. None of the Named Executive Officers received an award of stock appreciation rights during the Last Fiscal Year.

		Percent of
		Total
		Options
	Number of	Granted to
	Securities	Employees			Potential Realizable
	Underlying	in Fiscal	Exercise	Expiration	Value(3)
Name	Options(1)	Year	Price(2)	Date	@ 5%	@10%

Woodson Hobbs	900,000	29.11%	$5.05	9/6/2016	$2,858,326	$7,243,559
Albert Sisto	75,000	2.43%	$6.55	2/2/2016	$308,944	$782,926
David L. Gibbs	10,000	0.32%	$6.76	2/1/2016	$42,513	$107,737
Scott C. Taylor	40,000	1.29%	$6.76	2/1/2016	$170,053	$430,948
Ira Scharfglass	12,000	0.39%	$6.08	4/14/2016	$45,884	$116,279
	15,000	0.49%	$4.68	7/5/2016	$44,148	$111,881
Kort van Bronkhorst	100,000	3.24%	$7.16	2/6/2016	$450,289	$1,141,120
	15,000	0.49%	$4.68	7/5/2016	$44,148	$111,881
Curtis Francis	10,000	0.32%	$6.76	2/1/2016	$42,513	$107,737
Ramesh Kesanupalli	10,000	0.32%	$6.76	2/1/2016	$42,513	$107,737

(1)	Mr. Hobbs’ option vests over a period of four years, but may be exercised at any time. If Mr. Hobbs exercises the option, unvested shares are subject to a right of repurchase that lapses in accordance with the four year vesting schedule. All other stock options vest and become exercisable over a period of four years from the date of grant.

(2)	All options were granted at fair market value on the date of grant. The exercise price may be paid in cash, in shares of the Company’s Common Stock valued at fair market value on the exercise date, or through a cashless exercise involving a same-day sale of all or part of the purchased shares.

(3)	These columns reflect the potential realizable value of each grant assuming the market value of the Company’s stock appreciates at 5% and 10% annually from the date of grant over the term of the option. Realizable values are reported net of the option exercise price. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other level. Unless the market price of the stock does in fact appreciate over the option term, no value will be realized from the option grants.

Aggregated Option Exercises in Last Fiscal Year
And Fiscal Year-End Option Values
With Respect to Option Grants by the Company

The following table provides summary information regarding options to purchase the Company’s Common Stock that were exercised by the Named Executive Officers during the Last Fiscal Year and the number and value of unexercised in-the-money options held by the Named Executive Officers at September 30, 2006. The closing price per share of the Company’s Common Stock on September 29, 2006 was $4.30.

	Shares		Number of Securities Underlying			Value of Unexercised In-the-
	Acquired on	Value Realized	Unexercised Options at FY End (#)			Money Options at FY End ($)(2)
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable		Exercisable	Unexercisable

Woodson Hobbs	—	—	—	900,000	(3)	—	—
Albert Sisto	—	—	754,782	—		—	—
David L. Gibbs	4,000	$19,880	297,539	109,589		—	—
Scott C. Taylor	—	—	47,697	47,803		$487	$113
Ira Scharfglass	—	—	31,752	56,248		$585	$135
Kort van Bronkhorst	—	—	—	115,000		—	—
Curtis Francis	—	—	253,154	—		—	—
Ramesh Kesanupalli	—	—	71,832	—		—	—

(1)	These amounts represent the fair market value of the shares underlying the stock options on the date of exercise less the stock option exercise price.

(2)	These amounts represent the difference between the exercise price of the stock options and the closing price of $4.30 of the Company’s Common Stock on September 29, 2006 for all options held by each Named Executive Officer.

(3)	Twenty-five percent of these options vest on September 6, 2007, and 1/48, of the options will vest each month thereafter, conditioned on Mr. Hobbs’s continued employment with the Company. Mr. Hobbs may elect to exercise this option at any time with respect to unvested shares and enter into a Restricted Stock Purchase Agreement providing the Company with a repurchase right for the unvested shares. Such repurchase right would lapse at the same rate as the options would have otherwise vested.

Equity Compensation Plan Information(l)

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of September 30, 2006.

			(d)
			Number of Securities
			Remaining Available
	(b)		for Future Issuance
	Number of Securities	(c)	Under Equity
	to be Issued Upon	Weighted-average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
(a)	Outstanding Options,	Outstanding Options,	Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (b))

Equity compensation plans approved by security holders	4,930,165	$8.38	1,319,163
Equity compensation plans not approved by security holders(2)	2,191,733	$5.77	246,414

Total	7,121,898	$7.57	1,565,577

(1)	This table does not include information regarding outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally established those plans. As of September 30, 2006, a total of 263,387 shares of the Company’s Common Stock could be issued upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $7.12 per share. No additional options may be granted under the assumed plans.

(2)	See the description below of the material features of the equity compensation plans not approved by security holders that correlate with the numbers listed in the table.

1997 Non-Statutory Stock Option Plan

The Company’s 1997 Non-Statutory Stock Option Plan (the “1997 Plan”) is the Company’s only equity compensation plan that has not been approved by the stockholders and under which additional options of the Company’s Common Stock may be granted. The Board adopted the 1997 Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to employees and consultants of the Company and to promote the success of the Company’s business. Officers and directors of the Company are not eligible to receive option grants under the 1997 Plan. The term of the 1997 Plan is ten years.

The Board has reserved 1,317,576 shares of Common Stock for issuance under the 1997 Plan. As of January 20, 2006, 373,330 shares of Common Stock had been issued upon exercise of options granted under the 1997 Plan, options to purchase 555,114 shares were outstanding and 389,132 shares remained available for future grant. Options granted under the 1997 Plan are non-statutory stock options that are not intended to qualify as “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended. The 1997 Plan is administered by the Board or a committee appointed by the Board (as applicable, the “Administrator”). The Administrator determines the exercise price of options at the time the options are granted, when options become exercisable, and the acceptable form of consideration for exercising an option. Options granted under the 1997 Plan are generally not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

Senior Management Nonqualified Stock Option Plan

The Board adopted the Company’s Senior Management Nonqualified Stock Option Plan (the “1987 Plan”) in 1987. The 1987 Plan has not been approved by the Company’s stockholders. The term of the 1987 Plan was ten years; therefore, no additional options may be granted under the 1987 Plan. Officers (and directors that also served as officers) were eligible to receive options grants under the 1987 Plan. As of January 20, 2006, options to purchase 10,150 shares of Common Stock were outstanding under the 1987 Plan.

Non-Plan Stock Option Agreements

Pursuant to a stock option agreement between Woodson Hobbs and the Company, dated September 6, 2006, Mr. Hobbs was granted a non-qualified stock option on September 6, 2006, to purchase 900,000 shares of Common Stock with an exercise price of $5.05 per share, the closing price of the Common Stock on September 6, 2006. Subject to certain vesting acceleration provisions, the option will vest at a rate of 1/4 on the first anniversary of the grant date and 1/48 each month thereafter, conditioned upon Mr. Hobbs’ continued employment with the Company. The term of the option is ten years from the date of grant unless sooner terminated. Mr. Hobbs may elect to exercise this option with respect to unvested shares and enter into a Restricted Stock Purchase Agreement providing the Company with a repurchase right for the unvested shares. Such repurchase right would lapse at the same rate as the options would have otherwise vested.

Pursuant to a stock option agreement between Richard Arnold and the Company, dated September 27, 2006, Mr. Arnold was granted a non-qualified stock option on September 27, 2006, to purchase 600,000 shares of Common Stock with an exercise price of $4.45 per share, the closing price of the Common Stock on September 27, 2006. Subject to certain vesting acceleration provisions, the option will vest at a rate of 1/4 on the first anniversary of the grant date and 1/48 each month thereafter, conditioned upon Mr. Arnold’s continued employment with the Company. The term of the option is ten years from the date of grant unless sooner terminated.

Employment Contracts and Termination of Employment and
Change of Control Arrangements

Employment Arrangements

The Company entered into an Offer Letter agreement with Mr. Hobbs on September 6, 2006. This agreement provides that Mr. Hobbs will serve as President and Chief Executive Officer of the Company at an annual salary of $420,000. He is also eligible for an annual bonus targeted at 75% of his base salary. The Company agreed to pay him 50% of his first year bonus, in the amount of $157,500, in September 2006.

The Company also granted Mr. Hobbs a non-qualified stock option to purchase 900,000 shares of Common Stock at an exercise price of $5.05, which was the closing price of the Common Stock on September 6, 2006. Subject to certain vesting acceleration provisions contained in Mr. Hobbs’s Severance and Change of Control Agreement (as described below), 1/4 of the options shall vest on September 6, 2007, and 1/48 of the options shall vest each month thereafter, conditioned on Mr. Hobbs’s continued employment with the Company. Mr. Hobbs may elect to exercise this option with respect to unvested shares and enter into a Restricted Stock Purchase Agreement providing the Company with a repurchase right for the unvested shares. Such repurchase right would lapse at the same rate as the options would have otherwise vested.

The Company also granted Mr. Hobbs 100,000 shares of restricted stock in connection with the commencement of his employment. Subject to certain vesting acceleration provisions contained in Mr. Hobbs’s Severance and Change of Control Agreement (as described below), the restricted stock vests, the shares become nonforfeitable, and the Company’s right to repurchase the stock lapses with respect to 50% of the shares on September 6, 2008, and as to 12.5% of the shares every six months thereafter, conditioned on Mr. Hobbs’s continued employment with the Company.

Pursuant to the terms of Mr. Hobbs’s Severance and Change of Control Agreement dated September 6, 2006, if Mr. Hobbs’s employment is terminated by the Company (for any reason other than Cause (as defined in the agreement), death or disability) or if Mr. Hobbs terminates his employment for Good Reason (as defined in the agreement), the Company will continue to pay him his base salary and benefits for an initial severance period of six months following such termination. Mr. Hobbs will continue to receive severance and benefits beyond the six-month period if his tenure with the Company on the date of termination equals or exceeds four months’ time. In such event, Mr. Hobbs will receive severance and benefits for a number of months equal to two times the number of whole months he has been employed by the Company prior to termination; provided, however, that the maximum term of such severance payments shall be twelve months and the maximum amount of severance pay shall be one times his annual base salary rate in effect on the date of termination. In the case of such a termination, the vested portion of Mr. Hobbs’s stock options as of the termination date shall remain exercisable until the earlier of the options’ expiration or six months. If Mr. Hobbs’s employment with the Company is so terminated after the fiscal year ending September 30, 2007, he shall be entitled to a bonus equivalent to the number of whole months he has been employed by the Company during the fiscal year in which the termination occurs, divided by twelve, and multiplied by his bonus, if any, for the previous fiscal year.

If the Company terminates Mr. Hobbs (other than for Cause, death, disability) or if Mr. Hobbs terminates his employment for Good Reason, during a period beginning on the date of the signing of a definitive agreement for a Change of Control (as defined in the agreement) and ending twelve months following a Change of Control, all of the following provisions apply: (i) All restricted stock and other equity awards (other than stock options) shall vest; (ii) if the Change of Control occurs within six months of Mr. Hobbs’s date of hire, 1/3 of the unvested stock options granted at the commencement of his employment shall become exercisable as of the date of termination; (iii) if the Change of Control occurs six to twelve months after Mr. Hobbs’s date of hire, 2/3 of such start-date stock options shall become exercisable; (iv) if the Change of Control occurs on or after twelve months after Mr. Hobbs’s date of hire, all of such start-date stock options shall become exercisable; (v) any more favorable vesting provisions in an equity award agreement shall govern; (vi) if on the date of termination the sum of all severance payments, any unearned portion of Mr. Hobbs’s prepaid bonus of $157,500, and the “acceleration value” (as defined in the agreement) of all restricted stock and stock options is less than $500,000, the Company shall pay Mr. Hobbs the difference.

Pursuant to the terms of the Severance and Change of Control Agreement, Mr. Hobbs is subject to a covenant not to compete until the end of any severance period and a covenant not to solicit employees of the Company for a period of twelve months after termination of employment.

The Company entered into a consulting arrangement with Albert E. Sisto effective upon his resignation as Chairman, President and Chief Executive Officer of the Company on May 26, 2006. Pursuant to this arrangement, Mr. Sisto has received $10,000. In addition, all of Mr. Sisto’s stock options that were vested as of the date of his resignation remain exercisable through May 26, 2007.

Additional Severance and Change of Control Agreements

The Company and Richard Arnold, the Company’s newly appointed Chief Financial Officer and Executive Vice President, Strategy and Corporate Development, entered into a Severance and Change of Control Agreement on September 26, 2006. If the Company terminates Mr. Arnold other than for Cause (as defined in the agreement), disability, or death, he shall continue to receive compensation and benefits for six months. The vested portion of Mr. Arnold’s stock options as of the termination date shall remain exercisable until the earlier of the options’ expiration or six months. He shall also be entitled to receive a bonus equivalent to the number of whole months he was employed by the Company during the fiscal year in which the termination occurs, divided by twelve, and multiplied by his bonus, if any, for the previous fiscal year.

If such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), all of the following provisions apply: (i) If the Change of Control occurs within six months of Mr. Arnold’s date of hire, 1/3 of his unvested stock options and restricted stock shall vest and become exercisable as of the date of termination; (ii) if the Change of Control occurs six to twelve months after Mr. Arnold’s date of hire, 2/3 of his unvested stock options and restricted stock shall vest and become exercisable; and (iii) if the Change of Control occurs on or after twelve months after Mr. Arnold’s date of hire, all of his unvested stock options and restricted stock shall vest and become exercisable. This agreement has a term of three years and shall extend through the one-year anniversary of any Change of Control.

The Company and Dr. Gaurav Banga, the Company’s newly appointed Chief Technology Officer and Senior Vice President, entered into a Severance and Change of Control Agreement on October 9, 2006. If the Company terminates Dr. Banga other than for Cause (as defined in the agreement), disability, or death, he shall continue to receive compensation and benefits for six months. The vested portion of Dr. Banga’s stock options as of the termination date shall remain exercisable until the earlier of the options’ expiration or six months. In addition, if such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), 50% of any unvested stock options and restricted stock shall vest and become exercisable. This agreement has a term of three years and shall extend through the one-year anniversary of any Change of Control.

The Company and David L. Gibbs entered into a Severance and Change of Control Agreement on January 11, 2006. The Board approved the amendment and restatement of this agreement on July 25, 2006. As so amended, if the Company terminates Mr. Gibbs other than for Cause (as defined in the agreement), disability, or death, or if Mr. Gibbs terminates his employment for Good Reason (as defined in the agreement), he shall continue to receive compensation for twelve months and benefits for six months. If Mr. Gibbs is not re-employed during this twelve month period, he shall receive compensation until he is re-employed for up to an additional six months. The vested portion of Mr. Gibbs’s stock options as of the termination date shall remain exercisable until the earlier of the options’ expiration or six months.

If such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), 50% of any unvested stock options and restricted stock shall vest and become exercisable as of the date of termination. If such termination of employment occurs between July 25, 2006 and July 24, 2007, Mr. Gibbs shall continue to receive compensation and benefits for eighteen months. If Mr. Gibbs is not re-employed during this eighteen month period, he shall receive compensation for up to an additional six months or until he is re-employed. In addition, 100% of any unvested stock options and restricted stock shall vest and become exercisable. Any vesting provisions in an equity award agreement that are more favorable with respect to a Change of Control than those set forth herein shall govern. This agreement has a term of three years and shall extend through the one-year anniversary of any Change of Control.

The Company and Scott C. Taylor entered into a Severance and Change of Control Agreement on January 11, 2006. The Board approved the amendment and restatement of this agreement on July 25, 2006. As so amended, if the Company terminates Mr. Taylor other than for Cause (as defined in the agreement), disability, or death, or if Mr. Taylor terminates his employment for Good Reason (as defined in the agreement), he shall continue to receive compensation and benefits for six months. The vested portion of Mr. Taylor’s stock options as of the termination date shall remain exercisable until the earlier of the options’ expiration or six months.

If such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), 50% of any unvested stock options and restricted stock shall vest and become exercisable as of the date of termination. If such termination of employment occurs between July 25, 2006 and July 24, 2007, Mr. Taylor shall continue to receive compensation and benefits for twelve months and, in addition, 100% of any unvested stock options and restricted stock shall vest and become exercisable. In addition, any vesting provisions in an equity award agreement that are more favorable with respect to a Change of Control than those set forth herein shall govern. This agreement has a term of three years and shall extend through the one-year anniversary of any Change of Control.

The Company and Albert E. Sisto entered into a Severance and Change of Control Agreement on January 11, 2006. Mr. Sisto’s employment with the Company terminated on May 26, 2006, and, pursuant to this agreement, he will receive compensation for 24 months and benefits for 18 months following that date. Pursuant to the terms of this agreement, Mr. Sisto is subject to a covenant not to compete and a covenant not to solicit employees of the Company for a period of 24 months after termination of employment.

The Company and Ira Scharfglass entered into a Severance and Change of Control Agreement on June 28, 2006. The Board approved the amendment and restatement of this agreement on July 25, 2006. Mr. Scharfglass’s employment with the Company terminated on December 1, 2006. Pursuant to this agreement, he will continue to receive compensation and benefits for six months and the vested portion of Mr. Scharfglass’s stock options as of that date will remain exercisable until the earlier of the options’ expiration or six months from the date of termination.

If it results that such termination occurred within two months prior to a Change of Control (as defined in the agreement), 50% of any of Mr. Scharfglass’s unvested stock options and restricted stock will vest and become exercisable. In addition, Mr. Scharfglass will continue to receive compensation and benefits for six additional months.

The Company and Kort van Bronkhorst entered into a Severance and Change of Control Agreement on February 17, 2006. The Board approved the amendment and restatement of this agreement on July 25, 2006. Mr. van Bronkhorst’s employment with the Company terminated on October 20, 2006. Pursuant to this agreement, he will continue to receive compensation and benefits for six months and the vested portion of his stock options as of the termination date will remain exercisable until the earlier of the options’ expiration or six months from the date of termination.

The Company and Ramesh Kesanupalli entered into a Severance and Change of Control Agreement on January 11, 2006. Mr. Kesanupalli’s employment with the Company terminated on June 22, 2006, and, pursuant to this agreement, he received compensation and benefits for six months following that date.

The Company and Curtis W. Francis entered into a Severance Agreement on October 1, 2001. Mr. Francis’s employment with the Company terminated on June 22, 2006. Pursuant to this agreement, he received compensation and benefits for six months following that date and was entitled to receive a pro rata bonus for fiscal 2006.

Each of the agreements discussed above also contains a covenant not to compete and a covenant not to solicit employees of the Company. For each of the executives (other than Mr. Hobbs, whose covenants are discussed in the applicable section above) the covenant not to compete and covenant not to solicit employees of the Company shall apply until twelve months after he ceases to be employed by the Company.

If any payments to a named executive officer pursuant to any of the agreements described above are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments shall be reduced to avoid such a characterization.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
EXECUTIVE COMPENSATION

Membership and Role of the Compensation Committee

The primary role of the Compensation Committee is to oversee the Company’s compensation plans and policies, annually review and determine all executive officers’ compensation, and administer the Company’s cash and equity incentive plans (including reviewing and approving equity awards to Company executive officers). The Compensation Committee operates under a written charter adopted by the Board and acts at scheduled times during the year in formal meetings or by written consent. The Compensation Committee and Board periodically review and revise the Compensation Committee’s charter. The Committee Chairman reports on Compensation Committee actions and recommendations at Board meetings. The Company’s legal and human resource departments support the Compensation Committee in its work and in some cases act pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Compensation Committee has engaged outside advisors for independent assistance.

The Compensation Committee currently consists of Dr. Elgamal and Messrs. Morris (Chairman), and Sun. Mr. Dury’s tenure as a member of the Compensation Committee expired on March 6, 2006, the date of the 2006 Annual Meeting of Stockholders. Mr. Sun’s tenure as a member of the Compensation Committee will expire as of February 14, 2007, the date of the upcoming Annual Meeting of Stockholders. Each current member of the Compensation Committee is “independent” as such term is defined in the NASDAQ Rules.

Compensation Philosophy and Objectives

The Compensation Committee’s general philosophy is that executive compensation levels should be based upon an evaluation of the performance of the Company and its officers in absolute terms, as well as in comparison to persons with comparable responsibilities in similar business enterprises. The Company’s overall compensation program emphasizes variable compensation elements with direct links to Company financial performance. The Compensation Committee has determined, as a matter of principle to be implemented over time, that while the components of each executive’s total direct compensation (including base salary, annual cash incentives and long-term equity incentives) may vary from executive to executive, aggregate total direct compensation should be targeted to approximate the 60th percentile of the total direct compensation provided by companies the Company has established as its “peer group.” For these purposes, the Company’s peer group is reviewed and determined by the Compensation Committee to reflect software-industry companies and direct labor market competitors considered by the Compensation Committee to be comparable to the Company in certain areas, including annual revenue, headcount and other key metrics. The Compensation Committee reserves the right to set compensation below or above this level in appropriate circumstances. These compensation principles are intended to enable the Company to attract, retain and motivate its key executives, to reward executives appropriately for their contribution to the attainment of key strategic objectives, and to align the interests of executives and stockholders through equity-based plans and performance measures.

Compensation Methodology

The Compensation Committee’s review of the Company’s executive compensation programs and practices includes an analysis of all elements of compensation, including base and variable cash compensation and equity grants for each of the Company’s executive officers. The Compensation Committee reviews these compensation components separately and in the aggregate. When establishing executive officer compensation, the Compensation Committee reviews peer and general market data (including reports of its executive compensation consultant), assesses the Company’s competitive position, and considers: (1) the Company’s financial performance during the past fiscal year, (2) the executive’s performance during the past fiscal year, (3) the retention value of existing, unvested equity awards held by the executive and (4) the current economic climate. Compensation amounts are established by the Compensation Committee based upon its consideration of the above comparative data, its evaluation of Company and individual performance and the Compensation Committee’s policy relating to total direct compensation.

Components of Executive Compensation

The Company’s executive compensation program generally combines the following three components: base salary, annual bonus, and long-term incentive compensation, which consists of stock options and/or restricted stock grants to key executives. Each component of the Company’s executive compensation program serves a specific purpose in meeting its objectives and is described more fully below.

Base Salary

The Compensation Committee annually reviews the salaries of Company executives. Payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets. When setting base salary levels, the Compensation Committee considers (1) competitive market conditions for executive compensation, (2) Company performance, and (3) the individual’s performance, role and responsibilities.

Annual Bonus

The Company’s annual executive incentive program (the “Executive Incentive Program”) is a cash-based program that the Company first implemented in its fiscal year 2004. The program’s purpose is to motivate and reward eligible employees for their contributions to the Company’s performance by making a portion of their total potential cash compensation dependent upon the Company’s annual financial performance. All of the Company’s Named Executive Officers, except Mr. Hobbs, were eligible for bonuses under the Executive Incentive Program during the Last Fiscal Year (as a term of his employment, Mr. Hobbs received an advanced bonus payment for fiscal year 2007). Although paid during the Last Fiscal Year, bonuses to certain Named Executive Officers related to the Company’s financial performance in fiscal year 2005. For the Last Fiscal Year, the Executive Incentive Program initially measured the Company’s performance in three areas: total revenue, operating profit, and revenue mix by product line. Under this program, the Compensation Committee worked with Company management to set annual goals for each area of achievement, the formulas used for determining the percentage of achievement in each area, and the weighting of each component. After the departure of the former Chief Executive Officer, the Compensation Committee worked with Company management to revise the goals and remove the operating profit measure from the formula. Performance against these measures, together with individual performance, was used to determine the incentive-based cash compensation paid to the Named Executive Officers (other than Mr. Hobbs).

Long-Term Incentives

The Compensation Committee believes that stock options and restricted shares (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company’s success, and (3) help retain key executives in a competitive market for executive talent. Annual stock option grants for executives and restricted stock grants are key elements of the Company’s market-competitive total direct compensation approach. During the Last Fiscal Year, the Compensation Committee approved annual stock option grants for the Company’s executive officers that generally vest over a period of four years and expire ten years from the date of grant. The Compensation Committee based individual grant amounts on factors such as the relative job scope, expected future contributions to the growth and development of the Company and the retention value of each executive’s previously granted and unvested equity awards. Subject to consideration of each executive officer’s performance, the Compensation Committee generally seeks to make annual stock option grants to each of the Company’s executive officers such that the aggregate value of all unvested stock options held by each executive officer as of the grant determination date, including the newly granted options, equals a set multiple of the executive’s annual base salary. For the Chief Executive Officer, this multiple is four, and for the other executive officers, this multiple is two.

The Compensation Committee monitors general corporate and industry trends and practices and may in the future, for competitive or other reasons (such as recent changes in accounting rules or share limitations in the Company’s equity incentive plans), use other equity incentive vehicles in place of, or in combination with, time-based stock options and restricted stock. The Compensation Committee continues to manage the Company’s stock option and restricted stock issuances and perform comprehensive reviews of the Company’s equity compensation programs to ensure their continued effectiveness.

During the Last Fiscal Year, the Compensation Committee reviewed the recommendations issued by its outside consultant in a report on retention strategies for the Company’s executive officers and other key employees in the event of a potential change in control of the Company or similar transaction. In order to reduce the resulting risks to the Company’s operations in the event executive officers and certain key employees of the Company were not retained during the period of uncertainty that usually accompanies a potential acquisition or similar transaction, the Compensation Committee approved certain retention arrangements, including amending the existing Severance and Change of Control Agreements between the Company and its executive officers, granting restricted stock awards to the Company’s executive officers, and establishing a cash-based severance plan for a group of key employees.

Compensation of Chief Executive Officer during the Last Fiscal Year

The Compensation Committee is responsible for establishing the corporate goals and objectives applicable to determining the compensation for Mr. Hobbs, who was hired during the Last Fiscal Year as the Company’s Chief Executive Officer.

In determining Mr. Hobbs’ compensation, the Compensation Committee relied on the recommendations issued by its outside consultant in a detailed report containing a comparison of peer company data, new-hire chief executive officer salary information and several industry relevant executive survey findings. Mr. Hobbs’s compensation package generally includes the same elements and performance measures as those of the Company’s other senior executives, and reflects a blend of market and new-hire chief executive officer competitive practices.

During the Last Fiscal Year, the Compensation Committee approved setting Mr. Hobbs’s base salary at $420,000 per annum. Additionally, Mr. Hobbs received 50% of his first-year performance bonus, $157,500, as an advance payment with his first semi-monthly salary payment. Mr. Hobbs is eligible to receive additional bonus payments based on the Company’s performance.

As part of Mr. Hobbs’ compensation package, the Compensation Committee authorized the following stock grants: On September 6, 2006, Mr. Hobbs received a non-qualified option to purchase 900,000 shares of Company Common Stock at $5.05 per share. The option was granted with an exercise price equal to the fair market value on the date of grant and vests as to 25% of the underlying shares on the first anniversary of Mr. Hobbs’ hire date and as to 1/48 of the shares each month thereafter. In addition, on September 27, 2006, Mr. Hobbs received a grant of 100,000 shares of restricted Common Stock of the Company. The restricted stock vests as to 50% of the shares on the two-year anniversary of Mr. Hobbs’ hire date, and as to 12.5% of the shares every six months thereafter.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer and each of the Named Executive Officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. It is the Compensation Committee’s policy that the compensation paid to executive officers qualify for deductibility to the extent not inconsistent with the Company’s fundamental compensation policies and the Company does not have a history of lost deductions under Section 162(m).

MEMBERS OF THE COMPENSATION COMMITTEE

Taher Elgamal
Anthony P. Morris
Anthony Sun

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board (the “Audit Committee”) consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A(3) of the Securities Exchange Act of 1934, as amended.

The Audit Committee oversees the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements and the footnotes thereto in the Company’s fiscal year 2006 Annual Report to Stockholders and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent registered public accounting firm their judgments as to both the quality and the acceptability of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accounting firm under Statement of Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence from management and the Company.

The Audit Committee discussed with the Company’s internal accounting staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal accounting staff and the independent registered public accounting firm to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed the Company’s ongoing compliance with Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and reviewed the results of internal and external process compliance testing of the Company’s internal controls.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2006 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Richard M. Noling
Anthony P. Morris
Dale Fuller

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the Company’s independent registered public accounting firm for the Last Fiscal Year. The following table lists the aggregate fees billed for professional services rendered by Ernst & Young LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 30, 2006	September 30, 2005

Audit Fees	$2,152,088	$2,812,415
Audit-Related Fees	$—	$—
Tax Fees	$8,950	$23,500
All Other Fees	$24,080	$10,016

Audit Fees represent fees associated with the audit of the consolidated financial statements of the Company, the reviews of the unaudited consolidated financial statements of the Company included in the Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting, statutory audits of the Company’s subsidiaries required internationally, if required, issuance of comfort letters, consents, review of documents filed with the SEC and miscellaneous accounting consultations in connection with or arising as a result of the audit and quarterly review of the consolidated financial statements. Tax Fees represent fees for tax compliance and other tax advice. All Other Fees include fees for services relating to advice regarding employee taxes and related foreign assignments for certain expatriate employees and fees relating to accounting online subscription services.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual statutory audit of the Company’s consolidated financial statements. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the Last Fiscal Year as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independent registered public accounting firm’s independence, and has determined that the activities performed by Ernst & Young LLP on the Company’s behalf are compatible with maintaining the independence of Ernst & Young LLP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes of ownership of the Company’s Common Stock and other equity securities by certain specified due dates.

Acting pursuant to a power of attorney granted by each director, except Mr. Sun, and each executive officer, the Company undertakes on behalf of such individuals to file all Section 16(a) reports required to be filed with the SEC. Based solely on its review of the copies of such reports (i) filed by the Company on behalf of such directors and officers and (ii) furnished to the Company by Mr. Sun and 10% beneficial owners during, and with respect to, the Last Fiscal Year and written representations that no other reports were required, the Company believes that all of the Company’s directors, executive officers and 10% stockholders filed the required Section 16(a) reports on time, except for the following transactions that were reported late: (i) A Form 4 was filed on October 3, 2005 for Magda Madriz with a late report of the Company’s repurchase of shares from her on September 26, 2005; (ii) a Form 4 was filed on August 23, 2006 for Mr. Curtis Francis with a late report of the Company’s repurchase of shares from him on June 22, 2006; and (iii) a Form 4 was filed on February 8, 2006 for Mr. Albert Sisto with a late report of two option grants on February 2, 2006.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the Last Fiscal Year were Dr. Elgamal and Messrs. Morris, Dury and Sun. Mr. Dury’s tenure on the Compensation Committee terminated on March 6, 2006, the date of the 2006 Annual Meeting of Stockholders. Mr. Sun’s tenure will expire as of the date of the Meeting. No executive officer of the Company served during the Last Fiscal Year on the board of directors or compensation committee of another entity that had one or more executive officers who served as a member of the Board or Compensation Committee of the Company.

Anneke Dury, the wife of Nominee David Dury, served as a consultant to the Company from October 2003 through June 2006. In connection with such service, Ms. Dury received a total of $162,225 in compensation from the Company, $48,825 of which was paid in the Last Fiscal Year.

Management Indebtedness, Certain Relationships and Related Transactions

Except as disclosed above under “Compensation Committee Interlocks and Insider Participation,” since the beginning of the Company’s Last Fiscal Year, the Company has not engaged and does not propose to engage in any transaction or series of similar transactions in which the amount involved exceeded or exceeds $60,000 and in which any of our directors or executive officers, any Nominee, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer, any Nominee or any of their family members indebted to us or any of our subsidiaries, in any amount in excess of $60,000 at any time.

COMPANY STOCK PRICE PERFORMANCE

The graph below compares the cumulative total stockholder return on the Common Stock of the Company from September 30, 2001 to September 30, 2006 with the cumulative total return on the Standard and Poor’s 500, the Standard and Poor’s Application Software, and the Standard and Poor’s System Software market indices over the same period, assuming the investment of $100 in the Company’s Common Stock and in each of the indices on September 30, 2001 and the reinvestment of all dividends. In previous years this graph compared the Common Stock of the Company to the Standard and Poor’s 500 and the Standard and Poor’s Computer Software and Services market indices. Standard and Poor’s has ceased tracking the Computer Software and Services index and has instead created the two new indices now compared to the Common Stock of the Company. The Company intends to use both new indices for comparison purposes in the future.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PHOENIX TECHNOLOGIES LTD., THE S&P 500 INDEX,
THE S&P APPLICATION SOFTWARE INDEX
AND THE S&P SYSTEMS SOFTWARE INDEX

*	$100 invested on 9/30/01 in stock or index-including reinvestment of dividends Fiscal year ending September 30.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.hjtm

Deadline for Submission of Stockholder Proposals

Proposals of stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Company at its principal office in Milpitas, California, not later than September 27, 2007 for inclusion in the proxy statement for that meeting.

If a stockholder proposal for the 2008 Annual Meeting of Stockholders is submitted after the later of December 26, 2007 or the date that is fifty (50) days prior to the date of the 2008 Annual Meeting of Stockholders, the Company may, at its discretion, elect not to present the proposal at the meeting, and the proxies for the 2008 Annual Meeting of Stockholders will confer discretionary voting authority on the proxy holders to vote against the proposal.

Annual Report on Form 10-K

Upon written request to the Company’s Secretary at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035, the Company will mail, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, including the consolidated financial statements, financial statement schedules and list of exhibits. Exhibits will be provided upon request for a reasonable fee, which shall be limited to the reasonable expenses incurred by the Company in furnishing such exhibits.

By Order of the Board of Directors

/s/ Scott C. Taylor
Scott C. Taylor, Secretary

Milpitas, California
January 25, 2007

Appendix A

The following sets forth the name, business address, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees and those officers of the Company who, under SEC rules, are “participants” in the Company’s solicitation of proxies from its stockholders in connection with the Meeting.

Directors and Nominees

The principal occupations of the Company’s directors and nominees are set forth in the section of this Proxy Statement entitled “Proposal No. 1 — Election of Directors.” Their present employers and business addresses are set forth below.

Name	Employer and Business Address

David S. Dury	Mentor Capital Group, LLC
16371 Belmont Avenue
Monte Sereno, CA 95030
Taher Elgamal	Tumbleweed Communications Corporation
700 Saginaw Drive
Redwood City, CA 94063
Dale Fuller	McAfee Inc.
3965 Freedom Circle
Santa Clara, CA 95054
Woodson Hobbs	Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, California 95035
Anthony P. Morris	Morris & Associates
17 Talcott Notch Road
Farmington, CT 06032
Richard M. Noling	c/o Phoenix Technologies Ltd.
915 Murphy Ranch Road
Milpitas, California 95035
Anthony Sun	Venrock Associates
2494 Sand Hill Road
Suite 200
Menlo Park, CA 94025

Officers

The names and principal occupations of the Company’s officers who are not also directors and who are “participants” in the Company’s solicitation of proxies are set forth below. Their business address is Phoenix Technologies Ltd., 915 Murphy Ranch Road, Milpitas, California 95035.

Name	Principal Occupation

Richard Arnold	Executive Vice President, Strategy and
Corporate Development and Chief
Financial Officer of Phoenix Technologies Ltd.
Gaurav Banga	Senior Vice President and Chief
Technology Officer of Phoenix Technologies Ltd.
Scott C. Taylor	Chief Administrative Officer, Sr. Vice
President, General Counsel and Secretary
of Phoenix Technologies Ltd.

A-1

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors and Nominees” or “Officers” owns any of the Company’s securities of record but not beneficially. The shares of Common Stock of the Company held as of January 10, 2007 by all of the persons listed above are set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement.

Information Regarding Transactions in the Company’s Securities by Participants

Other than Scott C. Taylor, none of the persons listed above under “Directors and Nominees” and “Officers” have purchased or sold shares of Common Stock of the Company during the past two years. On May 31, 2005, Mr. Taylor purchased 1,452 shares of Common Stock for a purchase price of $6.885 pursuant to the Company’s Employee Stock Purchase Plan. No part of the purchase price or market value of the shares purchased by Mr. Taylor was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. In addition, (i) Mr. Taylor was granted 50,000 shares of restricted Common Stock on July 25, 2006 and 40,000 shares of restricted Common Stock on November 1, 2006, (ii) Mr. Hobbs was granted 100,000 shares of restricted Common Stock on September 27, 2006 and (iii) Dr. Banga was granted 25,000 shares of restricted Common Stock on October 20, 2006. Each of the foregoing restricted stock grants was made by the Company in consideration for the executive’s employment with the Company.

Miscellaneous Information Concerning Participants

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” or “Officers” or any of his “associates” (as defined in Rule 14a-1 under the Exchange Act) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as disclosed in the sections of this Proxy Statement titled “Employment Contracts and Termination of Employment and Change of Control Arrangements” and “Compensation Committee Interlocks and Insider Participation,” since October 1, 2005 none of such persons or any of their associates had or will have a direct or indirect material interest in any transaction or series of similar transactions or any currently proposed transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” and “Officers” or any of his associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” or “Officers” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix A or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” and “Officers” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

A-2

PRELIMINARY COPY SUBJECT TO COMPLETION DATED JANUARY 23, 2007

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☑

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE DOTTED LINE AND RETURN IN THE ENCLOSED ENVELOPE.
A  Election of Directors
This proxy will be voted as directed. In the absence of contrary direction, this proxy will be voted FOR the election of the directors listed below.
1. To elect the following to the Board of Directors as Class 2 Directors.

	For	Withhold
01 – David S. Dury	☐	☐

	For	Withhold
02 – Taher Elgamal	☐	☐
B Issue
This proxy will be voted as directed. In the absence of contrary direction, this proxy will be voted FOR the proposal below.

2. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year.	For ☐	Against ☐	Abstain ☐
Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears on stock certificates. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Date (mm/dd/yyyy)	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Phoenix Technologies Ltd.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking all prior proxies, hereby appoints Woodson Hobbs and Scott C. Taylor, and each of them, each with power of substitution, as proxies to represent and vote as designated herein all shares of stock of Phoenix Technologies Ltd. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on February 14, 2007 at the offices of the Company located at 915 Murphy Ranch Road, Milpitas, California, at 10:00 a.m., Pacific Standard Time, and at any and all adjournments of that meeting.
THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ELECTION OF MESSRS. DURY AND ELGAMAL AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OF THAT MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE	SEE REVERSE SIDE